FIRST AMENDED ADVISORY BOARD CONSULTING AND COMPENSATION AGREEMENT

This First Amended Advisory Board Consulting and Compensation Agreement (this “First Amended Agreement”) dated February 25, 2016, between American Housing Income Trust, Inc,, a publicly reporting Maryland corporation with an address for mailing purposes of 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085 (location of its wholly-owned subsidiary, American Realty Partners, LLC, an Arizona limited liability company), and its affiliates and assigns (the “Company”) and Sean Zarinegar (the “Advisor”), who has a mailing address for notice purposes of 42132 North Mountain Cover Drive in Anthem, Arizona 85086.

WHEREAS, the Advisor has served on the Board of Directors pursuant to an Advisory Board Consulting and Compensation Agreement dated May 15, 2015.

WHEREAS, the Advisor has converted his independent contractor designation to a full-time employee of the Company, as set forth in the Employment Agreement between the Company and the Advisor dated February 25, 2016 (the “Employment Agreement”). This First Amended Agreement sets forth the Advisor’s obligations as a member of the Board of Directors, and other rights, duties and obligations of the parties.

WHEREAS, accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. RETENTION. The Company hereby retains the Advisor to serve as Chairman of the Board during the Initial Term and any applicable Renewal Term, as those terms are defined in the Employment Agreement (hereinafter referred to as the “Term”), and in consideration, the Advisor hereby agrees to become an Advisor to the Board for the Term to render the services described in Section 2.

2. DUTIES. During the Term, as defined in Section 3 of this Agreement, the Advisor shall be available to the Company to provide such consulting and other services as may reasonably be required of him by the Board. The Advisor agrees to devote to the Company such time as shall be necessary for the effective conduct of his duties hereunder. Advisor shall be permitted to engage in outside business and other interests that do not conflict with such duties.

3. COMPENSATION. The Advisor has agreed to serve on the Board of Directors at no cost (unless subsequently adjusted by the Board of Directors with the Advisor abstaining) since his compensation in serving the Company as set forth in the Employment Agreement. To the extent the Employment Agreement is deemed to be null and void in any manner, the parties agree that the fee under the Employment Agreement survives any termination of the Employment Agreement.

4. TERMINATION. The Advisor and the Company agree that the termination provisions of the Employment Agreement govern termination of this First Amended Agreement. Therefore, for example, in the event the Advisor is terminated as a member of the Board of Directors, the Advisor may exercise the termination provisions under the Employment Agreement, and for this reason, the Employment Agreement and this First Amended Agreement are to be read consistent with each other.

5. CONFIDENTIALITY.

5.1 Confidentiality of Trade Secrets or Proprietary Information. The Advisor acknowledges that, during Advisor’s service with the Company, Advisor will have access to proprietary information, trade secrets, and confidential material of the Company and its affiliates, successors and assigns, including, without limitation, information concerning the Company’s operations, policies and procedures, present and future business plans, financial information, budgets and projections, methods of doing business, and marketing, research and development activities and strategies (the “Confidential Information”). Except as required as the Member of PRM under the Operations Agreement, the Advisor agrees, without limitation in time or until the Confidential Information shall become public other than by Advisor’s unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using the Confidential Information to the detriment of the Company or its affiliates, successors or assigns, or for any other purpose or no purpose.

5.2 Enforceability of Provisions/Remedies. Advisor agrees that any breach of the covenants contained in this Section 5 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Advisor from any court having jurisdiction over the matter, restraining any further violation of this Section 5 by Advisor.

6. INDEMNIFICATION. The Company agrees to indemnify, protect, defend and hold the Advisor and his estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), and all losses, liabilities, damages and expenses, including reasonable attorney’s fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any consulting services giving rise to such indemnification shall have been performed by the Advisor in good faith and, to the best of his or her knowledge, in a lawful manner.

7. ERRORS AND OMISSIONS INSURANCE. The Company agrees to secure at its own cost and expense errors and omissions insurance, or similar forms of insurance, it determines to be satisfactory to protect against foreseeable risks, errors and omissions in Advisor performing as a director of the Board of Directors of a publicly-traded corporation. The Company agrees to notify Advisor in writing of the securing of such a policy(ies) upon receipt of the same, and shall produce to Advisor within a reasonable period of time the applicable declaration page(s).

8. OTHER PROVISIONS.

8.1 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail to the addresses stated in the introductory paragraph or twenty-four (24) hours if sent via facsimile or electronic mail. Either party to this Agreement may use such other address as either party may from time to time designate by notice.

8.2 Entire Agreement. This Agreement, including those provisions which are to be read consistent with the Employment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

8.3 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Each of the sections contained in this Agreement shall be enforceable, independently of every other section in this Agreement, and the invalidity or enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce the nearest enforceable economic equivalent.

8.4 Survival upon Sale or Acquisition. This Agreement shall be considered an asset of the Company, and shall be assumed by any entity acquiring the tangible and intangible assets of the Company.

8.5 Governing Law, Mediation and Arbitration. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Arizona, without reference to principles of conflict of law. Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (AAA) under its jurisdiction in the state of Arizona before a single arbitrator. The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings. The parties agree hereto that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding shall be entitled to recover its reasonable attorneys' fees and expenses. The arbitration award shall be final, binding and non-appealable. The Parties agree to accept service of process in accordance with the AAA Rules.

8.6 Assignment. The services to be rendered by Advisor hereunder are personal in nature and, thus, the obligations of Advisor under this Agreement may not be assigned to any other party.

8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.9 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.10 Joint Drafting, Negotiation and Conflict Waiver. Each party agrees that they have had an opportunity to participate in the drafting, preparation and negotiation of this Agreement. Each of the parties expressly acknowledges such participation and negotiation in order to avoid the application of any rule construing contractual language against the drafter thereof and agrees that the provisions of this Agreement shall be construed without prejudice to the party who actually memorialized this Agreement in final form. Paesano Akkashian Apkarian, P.C. (“PAA”) and its attorneys serve as counsel for the Company. PAA has also served as counsel for the Advisor in matters related to the Company and its subsidiaries. PAA has advised the Advisor that a conflict of interest exists in PAA representing the Company under this Agreement given its relationship with the Advisor. The Advisor has been advised to seek independent legal counsel. The Advisor has either sought independent legal counsel prior to executing this Agreement, or has had the opportunity to do so, and has elected not to seek independent legal counsel. Either way, the Advisor waives any and all conflicts of interest in PAA serving as counsel for the Company under this Agreement, and agrees to release, indemnify and hold PAA harmless from any claims of conflict, or any claims under any theories that could be alleged against PAA.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AGREED:

ADVISOR

/s/ Sean Zarinegar

Sean Zarinegar

AMERICAN HOUSING INCOME TRUST, INC.

/s/ Jeff Howard

By: Jeff Howard

Member of the Board of Directors

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